Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                              TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Presentation of HuC242-DM4
Clinical Data at EORTC-NCI-AACR Conference

CAMBRIDGE, MA, November 8, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN) today announced the presentation of initial clinical data from an ongoing Phase I study evaluating the Company’s huC242-DM4 compound for the treatment of colorectal, pancreatic, gastric and other CanAg-expressing cancers.

This trial is being conducted at the Cancer Therapy and Research Center (CTRC) in San Antonio, TX. Anthony W. Tolcher, MD - the Principal Investigator - is presenting the findings to date at the EORTC-NCI-AACR International Conference on Molecular Targets and Cancer Therapeutics (poster #212) today in Prague, Czech Republic. The study is designed primarily to establish the dose limiting toxicities (DLT) and maximum tolerated dose (MTD) of huC242-DM4 when administered once per three weeks to patients with recurrent CanAg-expressing cancers.

Dr. Tolcher commented, “The tolerability of huC242-DM4 compares favorably with ImmunoGen’s earlier CanAg-targeting compound, cantuzumab mertansine, even though the patients in this study have received a greater number of prior therapies.”

To qualify for enrollment, patients need to have inoperable or metastatic CanAg-expressing cancer that has failed treatment with standard therapy. Almost all of the study patients have received at least four prior chemotherapy regimens and most of the patients have colon cancer. To establish the MTD, sequential new cohorts of patients are given increasingly greater doses of huC242-DM4 until DLT is encountered. Patients with diverse levels of CanAg expression are eligible for enrollment until the MTD is established. At that point, only patients with strong, homogenous expression of CanAg will be enrolled.

To date, patients have received eight different dose levels, ranging from 18 to 297 mg/m2. The MTD has not been established and recruitment is ongoing. Twenty-eight patients have received at least one dose of the compound, with no reports of clinically significant myelosuppression.

The half life of huC242-DM4 has been found to be about five days in patients with low levels of the CanAg antigen present in their blood, as compared with the two-day half life reported with cantuzumab mertansine. Consequently, exposure to huC242-DM4 is more sustained than that achieved with an equivalent amount of cantuzumab mertansine in comparable patients. High blood levels of shed CanAg have been found to increase the rate of clearance of the huC242 antibody and of huC242-DM4, but do not significantly affect the peak concentration (Cmax) of the compound.

About huC242-DM4

ImmunoGen developed huC242-DM4 for the treatment of cancers expressing the CanAg antigen. These include colorectal, pancreatic, and other gastrointestinal cancers as well as many non-small cell lung cancers. HuC242-DM4 comprises the huC242 antibody, which binds to CanAg, and DM4, a potent cell-killing agent developed by ImmunoGen specifically for antibody-directed delivery to cancer cells. The huC242 antibody functions to target the compound specifically to the cancer cells and the DM4 serves to kill the cells.

An earlier compound containing the huC242 antibody, cantuzumab mertansine, was evaluated in initial clinical testing. It was found to have an MTD of 235 mg/m2 when administered once every three weeks.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Five anticancer compounds are in clinical testing through ImmunoGen and the Company’s collaborators - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor (Johnson & Johnson), Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products as well as to the development of collaboration products. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

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